EXHIBIT 23.2
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 The Directors
 LaSalle Partners Incorporated
 200 East Randolph Drive
 Chicago, Illinois 60601
 United States of America



                       INDEPENDENT AUDITORS' CONSENT


 We consent to the incorporation by reference in this Registration Statement (No. 333-70969) on Form S-3 of LaSalle Partners Incorporated of our report dated 23 November 1998 with respect to the consolidated financial statements of Jones Lang Wootton (the English Partnership and subsidiaries) as of 31 December 1997 and 1996 and for each of the three years ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 9 December 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.




 /s/ Deloitte & Touche


 London, United Kingdom
 2 March, 1999